EXHIBIT 10.7

RETIREMENT PLAN

FOR THE BOARD OF MANAGERS

OF

THE PROVIDENT BANK

WHEREAS. The Provident Bank, a New Jersey savings bank (the “Bank”) desires to provide retirement benefits for eligible members of their Board of Managers (“Managers”, all references to managers herein shall be deemed to refer equally to Directors);

NOW, THEREFORE, the Bank hereby adopts the “Retirement Plan For The Board Of Managers Of The Provident Bank” (the “Plan”), effective January 1, 1992 as hereinafter set forth:

1.	Eligibility

All Managers who are not employees of the Bank are eligible for Participation in the Plan; provided, however, that, effective as of January 1, 2005, no Manager shall participate in the Plan or receive a benefit under the Plan unless he or she will have been a member of the Board of Managers for at least ten years as of December 31, 2006. Even though a Manager participates in the Plan, no benefits shall be paid under this Plan to a Manager unless he or she meets the age requirements outlined in this Plan and unless he or she has been a Manager for at least ten years.

2.	Normal Retirement Benefits

A Manager who ceases to be a Manager on or after the first Annual Meeting of the Bank after the Manager has attained his or her Normal Retirement Age, and after having been a Manager for at least ten years, shall receive on each subsequent January 1, April 1, July 1, and October 1 for the remainder of his or her lifetime (but not to exceed 40 quarterly payments) a payment from the Bank in an amount determined as follows:

Full Years Of Service As A Manager After 1991	Quarterly Payment
1	$125.00
2	250.00
3	375.00
4	500.00
5	625.00
6	750.00
7	875.00
8	1,000.00
9	1,125.00
10 or more	1,250.00

For purposes of this Plan “Normal Retirement Age” shall mean age 70 for a Manager who would reach age 70 on or before January 1, 2003 and age 72 for any other Manager, and “Early Retirement Age” shall mean the age that is ten years less than the Manager’s Normal Retirement Age.

3.	Early Retirement Benefit

A Manager who ceases to be a Manager at or after attaining his or her Early Retirement Age, but prior to the first Annual Meeting of the Bank after the Manager has attained his or her Normal Retirement Age, and after having been a Manager for at least ten years, shall receive the quarterly payments outlined in Section 2 above commencing on the first day of the calendar quarter after the Manager has attained his or her Normal Retirement Age, or, if later, the first day of any calendar quarter coincident with or next following the date he ceases to be a Manager. Alternatively, such Manager may elect, by written notice to the Bank given within thirty (30) days after becoming a non-employee Manager or on or before December 31, 2008, whichever is later, to have quarterly payments commence on the first day of any calendar quarter coincident with or next following the date he ceases to be a Manager, in which case each payment shall be reduced to reflect the fact that the payments commence prior to the first day of the calendar quarter immediately following the first Annual Meeting of the Bank after the Manager would have attained his or her Normal Retirement Age. The reduction shall be 2.5% for each calendar quarter by which the date payments commence precedes the first day of the calendar quarter immediately following the first Annual Meeting of the Bank after the Manager would have attained his or her Normal Retirement Age. The quarterly payments made to a Manager who retires early in accordance with this Section shall be made for the remainder of his or her lifetime (but not to exceed 40 quarterly payments).

4.	Lump Sum Death Benefit

In the event that a Manager dies before ceasing to be a Manager or before age 65 or before having been a Manager for at least ten years, no benefits will be payable from this Plan to his or her surviving beneficiary. In the event that a Manager who has met the eligibility requirements for benefits outlined in Sections 2 or 3 above dies after he or she has ceased to be a Manager, a lump sum amount shall be paid to his or her beneficiary equal to four times the amount of the quarterly payment which the Manager was receiving (or would have started receiving on the first day of the calendar quarter next following his or her death if payments have not yet commenced), except that if such deceased Manager has received more than 36 quarterly payments, the lump sum amount paid shall equal (a) 40 minus the number of quarterly payments made to the deceased Manager times (b) the amount of the quarterly payment which the Manager was receiving.

5.	Notwithstanding any other provision of this Plan, the undistributed balance of each Manager’s accrued benefit under the Plan shall be distributed to him within 60 days after the date of a “Change in Control” as hereafter defined. For purposes hereof, a “Change in Control” shall mean the occurrence of any event which constitutes a “change in control” for purposes of section 409A of the Code.

6.	General Provisions

6.1	Benefits under this Plan shall be paid out of the general assets of the Bank.

6.2	The Board of Managers of the Bank may amend or terminate the Plan at any time and from time to time in such manner as it shall determine. Any amendment may be given retroactive effect, except that no amendment may reduce or eliminate any benefit which accrued to any Manager under the Plan prior to the date of the amendment without the consent of the affected Manager.

6.3	Except as otherwise provided by law, the right of any Manager to any benefit or payment hereunder is expressly made subject to the condition and limitation that it shall not be subject to alienation, assignment, attachment, execution, or other process.

6.4	In the event it becomes necessary or appropriate to interpret the Plan, the Bank hereby delegates the authority to interpret the provisions of the Plan to those persons, who from time to time, have such authority with respect to and under The Provident Bank Pension Plan.

6.5	In the event that any claim for benefits, which must initially be submitted in writing to the Board of Managers of the Bank, is denied (in whole or in part) hereunder, the claimant shall receive from the Bank notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Plan. The interpretations and construction hereof by the Board of Managers shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. No member of the Board of Managers shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

6.6	The Plan shall be interpreted and construed in accordance with the laws of the State of New Jersey. Any payments made pursuant to this Plan are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

6.7	Notwithstanding anything in the Plan to the contrary, to the extent required under section 409A of the Code, no payment to be made to a specified employee (within the meaning of section 409A of the Code) on account of his termination of service shall be made sooner than six (6) months after such termination of service, and no payment shall be made to a specified employee within the six months after termination of service. All payments required to be deferred hereunder shall be deferred to and payable on the first day of the seventh calendar month to begin after such termination of service

Approved by:

/s/ Janet Krasowski

(Title)	Senior Vice President

Dated: December 18, 2008

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